Exhibit 99.1

Charles Slacik Joins Beckman Coulter as Senior Vice President and Chief Financial Officer

Fullerton, Calif. (October 10, 2006) – Beckman Coulter, Inc. (NYSE:BEC) announced today that Charles P. Slacik has been named senior vice president and chief financial officer, effective October 23, 2006. Slacik joins Beckman Coulter from the specialty pharmaceutical company Watson Pharmaceuticals, Inc., where he is currently executive vice president and chief financial officer.

In his new role, Slacik will be responsible for all aspects of financial management and information technology for Beckman Coulter.

“Charlie Slacik is a seasoned senior executive with significant experience as CFO for large, publicly traded companies. He has solid information technology expertise and hands-on operational experience as well as strong leadership and strategic skills,” says Scott Garrett, president and chief executive officer of Beckman Coulter. “We think Charlie adds exactly the right talent and experience to Beckman Coulter’s leadership team at a time when the company is continuing to grow and expand into new markets, technologies and geographies.”

Since joining Watson Pharmaceuticals in 2003, Slacik has been actively involved in the company’s acquisition activities, including planning and financing for the $1.9 billion Andrx acquisition. Prior to that, he was senior vice president and chief financial officer at C.R. Bard, which develops and manufactures vascular, urology, oncology and surgical specialty products. While there, he was responsible for global operations, new product development, R&D, finance and investor relations, and information technology functions. Before C.R. Bard, he was with Wyeth (formerly American Home Products) in a variety of increasingly responsible positions in finance, information technology, and general management for several of the company’s divisions.

Slacik holds a Bachelor of Science degree in Accounting and Finance from the University of Connecticut, Storrs and is a certified public accountant.

Beckman Coulter, Inc. is a leading manufacturer of biomedical testing instrument systems, tests and supplies that simplify and automate laboratory processes. Spanning the biomedical testing continuum – from pioneering medical research and clinical trials to laboratory diagnostics and point-of-care testing – Beckman Coulter’s 200,000 installed systems provide essential biomedical information to enhance health care around the world. The company, based in Fullerton, California, reported 2005 annual sales of $ 2.44 billion with 71.5 percent of this amount generated by recurring revenue from supplies, test kits, services and operating-type lease payments. For more information, visit www.beckmancoulter.com.